Exhibit 1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this 19 day of November 2007, by and among Empresas ICA, S.A.B. de C.V. (“ICA”), Aeroinvest, S.A. de C.V. (“Aeroinvest”) and Servicios de Tecnologia Aeroportuaria, S.A. de C.V. (“SETA”).

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., a corporation (sociedad anonima bursatil de capital variable) organized under the laws of Mexico, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

EMPRESAS ICA, S.A.B. DE C.V.	By: /s/ Luis Carlos Romandía García
Luis Carlos Romandía García
General Counsel

AEROINVEST, S.A. DE C.V.	By: /s/ Bernardo Casas Godoy
Bernardo Casas Godoy
Legal Representative

SERVICIOS DE TECNOLOGIA AEROPORTUARIA S.A. DE C.V.	By: /s/ Ruben Gerardo Lopez Barrera
Ruben Gerardo Lopez Barrera
Legal Representative

By: /s/ Nicolas Etennie Marcel Claude
Nicolas Etennie Marcel Claude
Legal Representative